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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported):

                               September 27, 2001


                             SURGE COMPONENTS, INC.
             (Exact name of registrant as specified in its charter)

New York                              0-14188                   11-2602030
(State or Other Jurisdiction   (Commission File Number)      (I.R.S. Employer
of Incorporation)                                           Identification No.)

                               95 E. Jefryn Blvd.
                            Deer Park, New York 11729

                         (Address of principal executive
                           offices including zip code)

                                 (631) 595-1818

                         (Registrant's telephone number,
                              including area code)


          (Former name or former address, if changed since last report)


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    Item 5.  Other Events.

    Investigation

               Our investigation as to the questionable payments has concluded. Due, in part to the previously disclosed resignation of our outside counsel and such counsel's refusal to be interviewed as part of the investigation, we were unable to confirm what legal advice was rendered as to the making of such payments. The investigation did not uncover any additional payments similar to the previously disclosed "questionable payments". We have taken steps to ensure that no such payments are made in the future, including requiring that no payments above $5,000 be made to any party except a party on a list approved by our audit committee, requiring co-signatures on each check for more than $10,000, adopting a Code of Conduct, and seeking to add additional Board and audit committee members, as well as, as soon as feasible, a controller and chief financial officer. Except for proceedings relating to the potential delisting of our stock by Nasdaq and the Boston Stock Exchange, we are not aware of any pending proceedings relating to the questionable payments.

    Pro Forma Net Worth

               The then remaining $4,521,345 in principal amount of 12% convertible notes was converted on July 10, 2001 into 1,808,542 shares of common stock subsequent to May 31, 2001. As a result of such conversion, our pro forma net worth as of May 31, 2001, assuming that such conversion took place at such date and without giving any effect to any interest which may be paid on such notes was $6,298,392, compared to the reported net worth of $1,777,047.


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                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                        SURGE COMPONENTS, INC
                                                             (Registrant)


    Dated: September 27, 2001                            By: /s/ Ira
                                                             -----------
                                                             Ira Levy, President